EXHIBIT 21: SUBSIDIARIES OF THE COMPANY

260 RIVER CORP., a Vermont Corporation
BALEEN ASSOCIATES Inc., a Florida Corporation
COURTLAND INVESTMENTS, INC., a Delaware Corporation
HMG BAYSHORE, LLC, a Florida limited liability company

HMG ORLANDO-Southmeadow, LLC, a Delaware limited liability company

HMG ATLANTA, LLC, a Florida limited liability company

HMG MAYAN ORLANDO, LLC, a Florida limited liability company

HMG FORT MYERS, LLC a Florida limited liability company

HMG ATLANTA SMR, LLC a Florida limited liability company